Exhibit 5.3

DEGOLYER AND MACNAUGHTON
4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas 75206

May 31, 2005

Nexen Inc.
801 7th Avenue Southwest
Calgary, Alberta T2P 3P7
Canada

Re: Registration Statement on Form F-10 (United States Securities and Exchange Commission)

Gentlemen:

We hereby consent to the inclusion and incorporation by reference of references to our firm and of information derived from our report entitled “Appraisal Report as of December 31, 2003, on the Buzzard, Scott, and Telford Fields, offshore from the United Kingdom for EnCana U.K., U.S. Version,” evaluating a portion of EnCana Corporation’s petroleum and natural gas reserves as of December 31, 2003, in the Nexen Inc. Amendment No. 1 to registration statement number 333-125019 on Form F-10 to which this consent is attached as an exhibit.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON